Exhibit 10.3

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of December 2, 2025, is entered into by and between Hyperliquid Strategies Inc, a Delaware corporation (“PubCo”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).

RECITALS

A. PubCo, Rorschach I LLC, a Delaware limited liability company, Rorschach Merger Sub LLC, a Delaware limited liability company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), and TBS Merger Sub Inc, a Delaware corporation, have entered into a Business Combination Agreement, dated as of July 11, 2025 (the “BCA”).

B. Pursuant to the BCA, and in accordance with the terms and conditions thereof, PubCo has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.

C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the BCA and hereunder, the valid obligations of PubCo and to make this Agreement a valid and binding agreement of PubCo, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the BCA. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of at least thirty percent (30%) of the outstanding CVRs as set forth in the CVR Register.

“Assignee” has the meaning set forth in Section 6.5.

“Commercially Reasonable Efforts” means the expenditure of efforts and resources to develop, bring to market and sell the product candidates included in the Company Legacy Assets, consistent with the exercise of reasonable business judgment taking into account all relevant factors; provided that, it is expressly understood and agreed by Holders that despite the use of such above described efforts, a Company Legacy Transaction may never occur and the obligation to make a CVR Payment may never arise.

“Common Stock” means the common stock, $0.01 par value, of PubCo.

“Company Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Legacy Assets” means the Company’s drug development programs (i.e., SON-1010 for soft tissue sarcomas, platinum-resistant ovarian cancers and solid tumors, SON-1210 for pancreatic cancer, SON-1400 for solid tumors, SON-1411 for solid tumors, and SON-080 for chemotherapy-induced peripheral neuropathy and diabetic peripheral neuropathy) and any products, Intellectual Property and physical assets that are primarily related to the foregoing, in each case to the extent existing as of the Company Merger Effective Time.

“Company Legacy Transaction” means the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) or other disposition(s) of any the Company Legacy Assets, in each case, pursuant to a Disposition Agreement that is duly executed and delivered by the parties thereto during the CVR Term.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the BCA and this Agreement.

“CVR Payment” means the number of shares of Common Stock equal to (a) Eighty Five Percent (85%) of the Net Proceeds received from a Company Legacy Transaction pursuant to a Disposition Agreement that is duly executed and delivered by the parties thereto during the CVR Term divided by (b) the closing sale price of the Common Stock on The Nasdaq Capital Market on the trading day immediately prior to the closing date of such Company Legacy Transaction.

“CVR Payment Amount” means with respect to each Holder, an amount of shares of Common Stock, rounded up or down to the nearest whole number, equal to (a) such CVR Payment divided by (b) the total number of CVRs, and then (c) multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Statement” means, for a given CVR Payment, a written statement of PubCo, signed on behalf of PubCo, setting forth in reasonable detail and certifying the calculation of the applicable CVR Payment.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing and ending upon the third (3rd) anniversary of this Agreement.

“Disposition Agreement” means a definitive written agreement providing for the Company Legacy Transaction that is duly executed and delivered by the parties thereto during the CVR Term.

“Gross Proceeds” means, without duplication, the sum of (a) all cash consideration that is actually received by the Company or any of its Affiliates in a Company Legacy Transaction, plus (b) all cash proceeds from the sale of non-cash consideration of any kind that is actually received by the Company or any of its Affiliates in a Company Legacy Transaction, in the cases of clauses (a) and (b), to the extent such consideration solely relates to Company Legacy Assets plus (c) the portion, if any, of (i) the Bridge Financing plus (ii) up to Three Million Dollars ($3,000,000) in Interim Financing, in the cases of clauses (i) and (ii), that remains unspent by the Company or PubCo as of immediately following the consummation of a Company Legacy Transaction.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for the purposes of determining any CVR Payment, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Pubco’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of PubCo, in their respective official capacities.

“Party” means PubCo or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by PubCo or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the CVR Term), including, without duplication, any income or other similar Taxes payable by PubCo or any of its Affiliates that would not have been incurred by PubCo or any of its Affiliates but for the Gross Proceeds, in all cases, as reasonably determined by PubCo’s tax advisers;

(b) any reasonable and documented out-of-pocket costs, fees and expenses incurred by PubCo or any of its Affiliates to preserve and maintain the Company Legacy Assets for sale or in respect of PubCo’s performance of this Agreement, including satisfaction of PubCo’s obligations under Section 4.2(a), including any damages and liabilities arising under any Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and including (i) any costs related to the prosecution, maintenance or enforcement by PubCo or any of its Affiliates of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same), or (ii) any costs related to monetary liabilities of or relating to the Company Legacy Assets that remain with PubCo or any of its Affiliates following the consummation of any the Company Legacy Transaction, in all cases, as reasonably determined by PubCo’s board of directors;

(c) any documented out-of-pocket costs, fees or expenses incurred by PubCo or any of its Affiliates in connection with the preparation for, negotiation of, entry into and closing of any the Company Legacy Transaction, including any brokerage fee, finder’s fee, any fees payable under this Agreement, or other transaction fee or bonus, or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor, employee or other third party in relation thereto; and

(d) any losses incurred by PubCo or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any the Company Legacy Transaction, including indemnification obligations of PubCo or any of its Affiliates set forth in any Disposition Agreement;

(e) an amount equal to (i) the number of shares of Common Stock issued by the Company at the Company Merger Effective Time to holders of all Company RSUs that were issued by the Company after the execution of the BCA and prior to Closing in accordance with Section 6.01(b)(iii)(A) of the BCA multiplied by (ii) $1.25;

(f) an amount equal to fifty percent (50%) of (i) all cash payments made by Pubco after the Closing to holders of Company Warrants in accordance with their respective terms plus (ii) the value of all other consideration, if any, delivered to holders of Company Warrants to minimize payments described in clause (i); and

(g) any and all other costs, fees or expenses that would not otherwise be incurred by PubCo or its Affiliates in its normal and customary course of business, in pursuing, negotiating, entering into and closing any Company Legacy Transaction that are not paid or incurred costs, fees and expenses included as part of (i) the $7,500,000 in Financings or (ii) up to $3,000,000 in Interim Financing (if raised in accordance with the BCA).

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy or by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable or (f) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. CVRs will be issued in accordance with the terms of the BCA.

(b) PubCo hereby appoints the Rights Agent to act as Rights Agent for PubCo in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.

(b) Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from PubCo. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such Holders as of immediately prior to the Effective Time. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. PubCo and the Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. All duly transferred CVRs registered in the CVR Register will be the valid obligations of PubCo and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register.

(e) PubCo will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Company Common Stock and Company In-The-Money Warrants as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and PubCo’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Company Common Stock and Company In-The-Money Warrants as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) No later than thirty (30) Business Days following the consummation of a Company Legacy Transaction, PubCo shall deliver to the Rights Agent a CVR Payment Statement. Concurrent with the delivery of a CVR Payment Statement, on the terms and conditions of this Agreement, PubCo shall make appropriate arrangements with the Rights Agent for shares of Common Stock represented by book-entry shares to be issued as the CVR Payment determined in accordance with this Agreement. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) distribute to each Holder by book-entry an amount of shares of Common Stock equal to such Holder’s CVR Payment Amount; provided, that to the extent the foregoing, after taking into account withholding pursuant to Section 2.4(b), would result in a Holder receiving a fractional share of Common Stock, such fractional share shall be rounded up or down to the next whole share of Common Stock. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement. For the avoidance of doubt, PubCo shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment to the Rights Agent in accordance with this Section 2.4(a) and the satisfaction of each of PubCo’s obligations set forth in this Section 2.4(a).

(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, PubCo shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold such shares or fractions of shares of Common Stock in respect of any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any CVR Payment (“Withholding Taxes”). To the extent any such shares or fractions of shares of Common Stock are so withheld by PubCo or the Rights Agent, as the case may be, such withheld shares or fractions of shares of Common Stock shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event PubCo becomes aware that a CVR payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), PubCo shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided, that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. PubCo will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by PubCo.

(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the delivery of a CVR Payment Statement (including by means of invalid addresses on the CVR Register) will be delivered by the Rights Agent to PubCo or a person nominated in writing by PubCo (with written notice thereof from PubCo to the Rights Agent), and any Holder will thereafter look only to PubCo for payment of such CVR Payment (which shall be without interest).

(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder one (1) year after the delivery of a CVR Payment Statement (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Entity), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of PubCo and will be transferred to PubCo or a person nominated in writing by PubCo (with written notice thereof from PubCo to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither PubCo nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, PubCo agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to PubCo, a public office or a person nominated in writing by PubCo, except to the extent such liability arises as a result of the willful misconduct, intentional breach, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute equity in PubCo or a security of PubCo.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of PubCo or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of PubCo and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of PubCo’s (or any of its Affiliates) control, including (i) general business, economic or financial conditions affecting the industry or lines of businesses in which PubCo operates, (ii) national or international political or social conditions, epidemics, pandemics and similar outbreaks, (iii) customer preferences, and (iv) changes in applicable law, and there is no assurance that Holders will ever receive any payments under this Agreement or in connection with the CVRs. It is highly possible that a Company Legacy Transaction never occurs prior to the expiration of the CVR Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. Neither PubCo nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to PubCo or a Person nominated in writing by PubCo (with written notice thereof from PubCo to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by PubCo of such transfer and cancellation. Nothing in this Agreement is intended to prohibit PubCo or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3
THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, intentional breach, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon PubCo. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by PubCo in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of PubCo or, with respect to Section 2.3(d), the Holders.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by PubCo for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken, suffered or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) PubCo agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable and documented fees and expenses of legal counsel) (each, a “Loss”) which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from any action taken, suffered or omitted by the Rights Agent in connection the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided, that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Entity.

(h) PubCo agrees (i) to pay the reasonable and documented out-of-pocket fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in a fee schedule agreed upon in writing by the Rights Agent and PubCo on or prior to the date of this Agreement (the “Fee Schedule”), and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Entity) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to PubCo. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least sixty (60) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) PubCo has the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, PubCo will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if PubCo fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) PubCo will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If PubCo fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of PubCo.

(e)  Notwithstanding anything to the contrary in this Section 3.3, PubCo will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)  The Rights Agent will reasonably cooperate with PubCo and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to PubCo and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of PubCo or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE 4
COVENANTS

Section 4.1 List of Holders.

PubCo will furnish or cause to be furnished to the Rights Agent, in such form as PubCo receives from PubCo’s transfer agent (or other agent performing similar services for PubCo), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 Efforts to Consummate a Company Legacy Transaction During the CVR Term.

(a) Until the earlier to occur of (x) the expiration of the CVR Term, and (y) the date on which PubCo and its Affiliates (including the Company and its subsidiaries prior to Closing) have, whether before or after the Closing, paid or incurred costs, fees and expenses totaling an amount equal to (1) the $7,500,000 in Financings plus (2) up to $3,000,000 in Interim Financing (if raised in accordance with the BCA) in connection with the development of the Company Legacy Assets and/or the pursuit of a Company Legacy Transaction, subject to Section 4.2(c), PubCo shall, and shall cause its controlled Affiliates to, use Commercially Reasonable Efforts to (i) continue the development programs for the Company Legacy Assets, conduct clinical trials, apply for regulatory approvals and engage advisors to maintain and develop the Company Legacy Assets and (ii) conduct a sale process (including engagement of advisors) with respect to a Company Legacy Transaction during the CVR Term, including negotiating, executing and delivering a Disposition Agreement with respect to a Company Legacy Transaction, consistent with this Agreement and the BCA; provided, that in the event the $7,500,000 in Financings and the $3,000,000 in Interim Financing is expended prior to the expiration of the CVR Term, then the Company shall, until the earlier to occur of (x) one (1) year thereafter and (y) the expiration of the CVR Term, be entitled to raise additional capital at the Company level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to PubCo, in an effort to pursue a Company Legacy Transaction during the CVR Term, such that PubCo’s obligations in this Section 4.2(a) shall continue to survive until the earlier of the CVR Term and the date at which no additional funds are available pursuant to such financing, licensing or strategic agreement (and, for the avoidance of doubt, PubCo’s obligations shall not require PubCo to pay or incur costs, fees and expenses totaling more than the actual funds raised); provided, further that the Holders acknowledge and agree that PubCo has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay CVR Payments will not create any express or implied obligation to operate its business in any particular manner in order to guarantee or maximize such CVR Payments.

(b) During the CVR Term, PubCo shall not grant any lien, security interest, pledge or similar interest in any Company Legacy Assets (other than liens or security interests generally granted with respect to all assets of PubCo, and not specific to the Company Legacy Assets, and which do not prohibit the ability of PubCo to complete a Company Legacy Transaction and, in connection therewith, to deliver title to the Company Legacy Assets to the purchaser thereof, free and clear of such liens and security interests) or any CVR Payments.

(c) Notwithstanding the foregoing, PubCo shall have the right, in its reasonable discretion, to (i) during the CVR Term, determine that a Company Legacy Asset is not commercially viable and abandon further development and/or commercialization (in which case PubCo’s obligations under Section 4.2(a) shall immediately cease and be of no further force and effect), (ii) during the CVR Term, determine that a Company Legacy Transaction with respect to some or all of the Company Legacy Assets is not likely to occur during the CVR Term or at all and abandon further pursuit of a Company Legacy Transaction with respect to such Company Legacy Assets (in which case PubCo’s obligations under Section 4.2(a) shall immediately cease and be of no further force and effect with respect to such Company Legacy Assets and such Company Legacy Transaction), and (iii) following the expiration of the CVR Term without the execution and delivery of a Disposition Agreement for a Company Legacy Transaction, take any action in respect of the Company Legacy Assets. Notwithstanding anything contained herein to the contrary (but subject to Section 4.2(a)), PubCo shall have sole and absolute discretion and decision-making authority over whether to continue to invest, how much to invest in any of the Company Legacy Assets and whether and on what terms, if any, to enter into a Company Legacy Transaction.

Section 4.3 Books and Records.

Until the end of the CVR Term, PubCo shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.

ARTICLE 5
AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) PubCo, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.5, to evidence the succession of another person to PubCo and the assumption of any such successor of the covenants of PubCo outlined herein in a transaction contemplated by Section 6.5;

(iii) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v) as may be necessary or appropriate to ensure that PubCo is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vi) as PubCo may reasonably determine to facilitate the administration or performance of obligations under this Agreement and does not adversely affect the Holders;

(vii)            to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to PubCo or its Affiliates in accordance with Section 2.2 or Section 2.3 or to a successor; or

(viii) as may be necessary or appropriate to ensure that PubCo complies with applicable Law.

(b) Promptly after the execution by PubCo of any amendment pursuant to this Section 5.1, PubCo will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by PubCo without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), PubCo and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by PubCo and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, PubCo will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of PubCo which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6
MISCELLANEOUS

Section 6.1 Notices to Rights Agent and to PubCo.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Compliance Dept

Email: compliance@continentalstock.com

if to PubCo, to:

Hyperliquid Strategies Inc

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy, which shall not constitute notice, to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 6.3 Entire Agreement.

As between PubCo and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.4.

Section 6.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, PubCo and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 6.4, the Rights Agent may not assign this Agreement without PubCo’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, PubCo may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom PubCo is merged or consolidated, or any entity resulting from any merger or consolidation to which PubCo shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, PubCo shall agree to remain liable for the performance by PubCo of its obligations hereunder (to the extent PubCo exists following such assignment). PubCo or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.5 will be void ab initio and of no effect.

Section 6.6 Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than PubCo, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of PubCo, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any provision of law or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 6.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts seated in New York County, New York, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement; provided that nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.

Section 6.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to PubCo.

Section 6.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 6.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except the rights, protections and immunities of the Rights Agent under Article 3, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential CVR Payment Amounts required to be paid under the terms of this Agreement or (c) the delivery of a written notice of termination duly executed by PubCo and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.

Section 6.13 Further Assurance by PubCo. PubCo agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.14 Confidentiality.

The Rights Agent and PubCo agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the Fee Schedule shall remain confidential, and shall not be voluntarily disclosed to any other person other than representatives of the Rights Agent or PubCo, except as may be required by Law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 6.15 Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 6.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and PubCo have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and PubCo and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

HYPERLIQUID STRATEGIES INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President and Chief Executive Officer

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Continental Stock Transfer & Trust Company

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President

[Signature Page to Contingent Value Rights Agreement]